Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Welcomes

Jeff Brown and Mike Nolan to its Board of Directors

Addison, Texas – January 7, 2020 / Business Wire / – Guaranty Bancshares, Inc. (NASDAQ: GNTY), the parent company of Guaranty Bank & Trust, N.A., today announced the appointment of Jeff Brown and Mike Nolan to the Board of Directors of the Company and the retirement of three long-time directors, Johnny Conroy, Weldon Miller and Art Scharlach, effective as of January 1, 2020.

Jeff Brown is co-founder and managing partner of RoseRock Capital Group in Bryan, Texas where he helps direct the firm’s acquisitions while overseeing all financial and legal concerns of the firm. Jeff is also responsible for developing equity capital resources and assists with investor relations. He has led numerous mergers and acquisitions of both public and private companies with deal values in excess of $5 billion and has led venture capital investments in more than a dozen companies valued in excess of $100 million.  Jeff currently serves on the Board of Directors of Guaranty Bank & Trust where he is a member of its directors’ loan and trust committees.  He is chairman of the Board of Directors of American Bible Society, serves as a board member of Rogers Ventures Enterprises, and of Pine Cove Camp, where he also serves on its finance and audit committees.  Jeff has served on numerous board of directors of both public and private corporations over the last 25 years, including frequently participating on audit and executive committees for those entities.

Jeff is a graduate of the University of Houston and the South Texas College of Law with a B.A. degree in Finance and Accounting and a J.D., magna cum laude, respectively.

Mike Nolan brings a wealth of real estate and investment experience to the Company’s board. Mike is a co-founder of Proterra Properties, an integrated real estate firm and investment management company which specializes in new developments and acquisitions. Before co-founding Proterra Properties, Mike spent a majority of his career with the Vantage Companies, a national real estate developer, where he was integrally involved in the formation of its asset management group. Mike also co-founded Dallas City Bank in 2003, serving on its board of directors and several committees until it was acquired by Guaranty Bank & Trust in 2015. He currently serves on the Board of Directors of Guaranty Bank & Trust and its directors’ loan committee. Mike has participated in many civic activities, which has included a directorship at the Rise School of Dallas. He is a current member of the Salesmanship Club of Dallas and past member of its Foundation Board.

Mike is a graduate of Southern Methodist University with an M.B.A. in Real Estate and Finance and is a licensed real estate broker in the state of Texas.

Ty Abston, Chairman of the Board and Chief Executive Officer of Guaranty, said, “We are very pleased to have Jeff and Mike join our board. They each bring strong skills and understanding of real estate and finance to our team, as well as specific geographic knowledge and networks from the Central Texas and Dallas-Fort Worth regions. We are also very fortunate to have had the leadership of Johnny, Weldon and Art for a combined board tenure of 113 years of service to our Company.”

About Guaranty Bancshares

Guaranty Bancshares, Inc. is a bank holding company that conducts commercial banking activities through its wholly-owned subsidiary, Guaranty Bank & Trust, N.A.  As one of the oldest regional community banks in Texas, Guaranty Bank & Trust provides its customers with a full array of relationship-driven commercial and consumer banking products and services, as well as mortgage, trust, and wealth management services. Guaranty Bank & Trust has 31 banking locations across 24 Texas communities located within the East Texas, Dallas/Fort Worth, greater Houston and Central Texas regions of the state.  As of September 30, 2019, Guaranty Bancshares, Inc. had total assets of $2.3 billion, total loans of $1.7 billion and total deposits of $2.0 billion. Visit www.gnty.com for more information.

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Contact Information:

Cappy Payne
Senior Executive Vice President & CFO
Guaranty Bancshares, Inc.
(888) 572-9881

Investors@gnty.com